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                                                                     EXHIBIT 5.1

              Thompson Knight Brown Parker & Leahy, LLP Letterhead


                                  June 2, 2000


3TEC Energy Corporation
Two Shell Plaza, Suite 2400
777 Walker Street
Houston, Texas 77002

Gentlemen:

     We have acted as counsel for 3TEC Energy Corporation, a Delaware corporation (the "Company"), in connection with the offering and sale by the Company (the "Offering") of 7,475,000 shares (the "Shares") of Common Stock, par value $0.02 per share ("Common Stock"), of the Company, consisting of (i) 6,500,000 shares (the "Firm Shares") of Common Stock to be sold to the underwriters (the "Underwriters") that will be named in the Underwriting Agreement to be entered into between the Company and Bear Stearns & Co. Inc., CIBC World Markets Corp., Prudential Securities Incorporated, and First Union Securities, Inc., as representatives of the Underwriters (the "Underwriting Agreement"), and (ii) 975,000 additional shares (the "Over-Allotment Shares") of Common Stock that will be purchasable by the Underwriters pursuant to an over-allotment option contained in the Underwriting Agreement. The Firm Shares and, if the over-allotment option is exercised by the Underwriters, the Over-Allotment Shares are to be offered to the public by the Underwriters pursuant to the Underwriting Agreement.

     We have participated in and are familiar with the corporate proceedings of the Company relating to the preparation of the Company's Registration Statement on Form S-2 (the "Registration Statement") filed with the Securities and Exchange Commission on this date with respect to the registration of the Shares under the Securities Act of 1933, as amended (the "1933 Act").

     In connection with the foregoing, we have examined the originals or copies certified or otherwise authenticated to our satisfaction of the Registration Statement, and such corporate records of the Company, certificates of public officials, and other agreements, instruments and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed.

     Based upon the foregoing and in reliance thereon, and subject to the assumptions and qualifications hereinafter specified, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and, when sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

     In rendering the opinion expressed herein, we have assumed that no action heretofore taken by the Board of Directors of the Company in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof. We have also assumed that the
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3TEC Energy Corporation
June 2, 2000
Page 2

Underwriting Agreement will be executed and delivered by one or more officers of the Company duly authorized to do so by the Board of Directors of the Company.

     We hereby consent to the reference to this firm in the Prospectus included in the Registration Statement under the caption "Legal Matters" as the attorneys who will pass upon the legal validity of the Shares, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. The foregoing, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the 1933 Act.

                          Respectfully submitted,

                          /s/ Thompson Knight Brown Parker & Leahy L.L.P.
                          -------------------------------------------------
                          THOMPSON KNIGHT BROWN PARKER & LEAHY L.L.P.